Exhibit 23
                                                                      ----------




                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Swift Transportation Co., Inc.:

We consent to incorporation by reference in the Registration Statements No. 33-66034, 333-16865 and 333-20651 on form S-3 and in the Registration Statements No. 33-85940 and 33-85944 on Form S-8 of Swift Transportation Co., Inc. of our report dated February 14, 1997, relating to the consolidated balance sheets of Swift Transportation Co., Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Swift Transportation Co., Inc.



                                                           KPMG Peat Marwick LLP



Phoenix, Arizona
March 27, 1997